Exhibit 99.1
                                                                    ------------

FOR  IMMEDIATE  RELEASE

                VSOURCE INC. TO RECEIVE $4.26 MILLION IN SALE OF
                SERIES B EXCHANGEABLE NOTES AND ATTACHED WARRANTS


VENTURA,  CALIF.  --  JULY  12,  2001--  Vsource Inc. (Nasdaq:VSRC - news) today
                                                              ----   ----
announced it has obtained commitments to purchase $4.26 million of Series B Exchangeable Notes (Series B), as well as Warrants, from the Company. The commitments were obtained from institutional investors that include a fund of Barings Private Equity Partners (Hong Kong) Ltd. and Crestview Capital Fund, LP, officers of Vsource and other investors.

The proceeds from the sale of the Series B and Warrants will be used to secure a $4.0 million stand-by letter of credit (Letter of Credit) being obtained by a subsidiary of Vsource. The stand-by letter of credit is required under the terms of the exclusive agreement under which Vsource is providing all sales and marketing services for Gateway in Hong Kong and Singapore.

Commenting on the funding, Phil Kelly, chief executive officer of Vsource, stated, "Given the increasing difficultly of raising capital for emerging growth companies in this tough financial environment, I am pleased we secured funding. I see this funding as a vote of confidence by the investment community for our new revenue generating initiatives at Vsource."

TERMS  OF  THE  SERIES  B  EXCHANGEABLE  NOTES
----------------------------------------------

The Series B will bear interest at a rate of 10 percent and mature June 30, 2003. In addition, the purchasers of the Series B will receive a transaction fee of 2.5 percent of the total principal amount payable upon issuance.

If outstanding principal and interest of the Series B is not paid in full before February 15, 2002, the Series B may be converted, at the holder's option, into the existing Series A Convertible Notes (Series A). In the event there is a draw on the Letter of Credit, and part or all of the $4.0 million is used to reimburse such draw, the Company will exchange the Series B for the Series A.

If the funds raised in the Series B financing exceeds the actual amount required to provide credit support under the Gateway contract, then the excess amount will be applied toward the prepayment of the Series B. If the Company raises in excess of $6.0 million as a result of the sale of Series A, or through the sale of common stock by way of a rights offering to its shareholders, the Company must use the excess amount above $6.0 million to prepay the Series B.

TERMS  OF  THE  WARRANTS
------------------------

The purchasers of the Series B also will be issued Warrants to purchase five (5) shares of common stock for every $1.00 of principal amount of Series B. The Warrants, which expire in July 2006, entitle the holder to purchase common stock at a price of $0.10 per share.

The Warrants only may be exercised if shareholder approval has been obtained to increase the Company's authorized share capital and to issue shares upon exercise of the Warrants, or if legal counsel advises the Company that such shareholder approval is not required. If neither of the above conditions is met on or prior to February 15, 2002, then holders of the Warrants may require the Company to redeem the Warrants. The redemption price will be equal to the number of shares that the Warrants are exercisable into multiplied by the greater of $0.30 or the fair market value of one share of common stock at the date of redemption. In no event will the redemption price for a Warrant exceed the number of shares which the Warrant is exercisable into multiplied by $0.35.

ABOUT  VSOURCE

Vsource, Inc. is a publicly traded company focused on providing Business Process Outsourcing (BPO) and technology services to multinationals, Asian conglomerates and leading technology companies wanting to streamline operations to Asia. Vsource's range of services and infrastructure include business consulting, globalization services, customer relationship management (CRM), payment and financial services and supply chain management. Vsource's customers include 3Com, EMC, Miller Freeman, CoSine Communications and other Fortune 500 companies. For more information, visit the Company's Web site: www.vsource.net
                                                                 ---------------

NASDAQ  LISTING

Although the Company's common stock began trading on the Nasdaq National Market System on October 30, 2000, there is no assurance that the Company will continue to achieve the requirements for continued listing on the Nasdaq National Market System. The Company's common stock is currently trading below $1.00 per share, the required minimum for continued listing. If the stock continues to trade below $1.00 per share, the Company may be the subject of de-listing. Additionally, Nasdaq has notified the Company that certain aspects of the NetCel360 acquisition and the related financings are in violation of Nasdaq's rules and could require the Company to submit a new listing application and meet all initial Nasdaq national market listing criteria. If the Company were required to reapply for Nasdaq national market listing, the Company could not currently meet all of these listing requirements. The Company is engaged in discussions with Nasdaq about the applicability of these rules and certain exceptions to these rules.

Forward  Looking  Statements
----------------------------

Some of the statements in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance and achievements expressed or implied by these forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, there is no guarantee that future results, levels of activity, performance or achievements will be attained. Moreover, neither management nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                       ###


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_____________

Contacts:

     Vsource  Inc.
     Sandford  T.  Waddell,  805/677-6720
     waddell@vsource.net
     -------------------
        or
     Magnum Financial Group LLC (Investor Relations)
     Rana  Thomas,  213/488-0443
     rthomas@magnumfinancial.com
     ---------------------------
        or
     Hilary Kaye Associates Inc. (Media Relations)
     Joan  Murray,  714/426-0444, ext. 204
     jmurray@hkamarcom.com
     ---------------------


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